SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                Form 8-K

                             CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     December 20, 1996
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                               WesBanco, Inc.
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           (Exact name of registrant as specified in its charter)


West Virginia                       0-8467                55-0571723
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(State or other jurisdiction     (Commission            (IRS Employer
of incorporation)                 File Number)          Identification No.)



1 Bank Plaza, Wheeling,  WV                            26003
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(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code      (304) 234-9000
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Former name or former address, if changed since last report Not Applicable
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Item 5 - Other Events
          On December 20, 1996, WesBanco, Inc. announced the signing of a Definitive Agreement and Plan of Merger providing for the merger of Shawnee Bank, Inc. ("Shawnee") located in South Charleston, West Virginia, with WesBanco Bank South Hills, a wholly-owned subsidiary of WesBanco, Inc.

          Under the terms of the Definitive Agreement and Plan of Merger, shareholders of Shawnee will receive 10.094 shares of WesBanco common stock for each share of Shawnee common stock. The acquisition, which is based upon a fixed exchange ratio, will be accounted for as a purchase transaction, with an approximate value of $9,860,000. Shawnee reported total assets of approximately $38,600,000, stockholders' equity of approximately
$5,500,000 as of September 30, 1996, and net income of $380,000 or $11.86 per share, through the third quarter of 1996.

          The transaction, which is subject to approval by the appropriate regulatory authorities and the shareholders of Shawnee, is expected to be completed in the third quarter of 1997.

          WesBanco anticipates issuing up to 323,280 shares of WesBanco common stock in the exchange. A portion of the shares will be obtained from Treasury balances with the remaining shares to be purchased in the market.

Item  7  -  Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits
     20 - Press release dated December 20, 1996, regarding an announcement of the signing of the Definitive Agreement and Plan of Merger between WesBanco, Inc. and Shawnee Bank, Inc.


Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WesBanco, Inc.
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                                        (Registrant)

December 31, 1996
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     Date



                                        /s/ Edward M. George
                                        -----------------------------------
                                        President & Chief Executive Officer